Exhibit 10.1

SEVENTH AMENDMENT DATED MARCH 19, 2011

Nancy Ridge Technology Center, L.P., a California limited partnership (“Lessor”), and Trius Therapeutics, Inc., a Delaware corporation, (“Lessee”), hereby amend the Lease dated September 7, 2004 for Suites #101, 104, 105 & 106 at 6310 Nancy Ridge Drive, San Diego, CA 92121 (“Premises”):

1.	Premises & Lessee’s Share: The Premises shall be expanded to include suite #102 at 6310 Nancy Ridge Drive, which is approximately 5,803 square feet. With this additional space, the total Premises is approximately 29,577 square feet and Lessee’s Share is approximately seventeen percent (17%).

2.	Base Rent: One June 1, 2011 the Base Rent shall increase to $47,326.66 per month. The Base Rent shall increase four percent (4%) on March 1, 2012, and every twelve (12) months thereafter.

3.	Confidentiality: The terms of the Lease are confidential. No party to the Lease, nor any broker, shall disclose any of the terms of the lease to any other party.

4.	No Lessor Default: Lessor is not currently in Default of any of the terms or conditions of the Lease.

5.	Authority to Execute: Each person executing this Amendment represents and warrants to all parties that he or she is duly authorized to execute and deliver this Amendment on behalf of that party.

All other terms and conditions of the original Lease shall remain in full force and effect.

In witness hereof, the parties have caused these present to be executed as of the day and the year first above written.

Lessor:	Nancy Ridge Technology Center, L.P., a California Limited Partnership

By:	Nancy Ridge Technology Center, L.L.C., a California Limited Liability Company, General Partner

By:	/s/ Chris Loughridge
Chris Loughridge, its Manager

Date:	April 9, 2011

Lessee:	Trius Therapeutics, Inc., a Delaware Corporation

By:	/s/ John P. Schmid
John P. Schmid

Title:	Chief Financial Officer

Date:	April 1, 2011